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

                                                                                                        EXHIBIT 12
                                                     SBC COMMUNICATIONS INC.
                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                       Dollars in Millions

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                --------------------- ------------------------------------------------------
                                                    2000       1999       1999       1998       1997       1996       1995
                                                ---------- ---------- ---------- ---------- ---------- ---------- ----------
Income Before Income Taxes, Extraordinary Items
 and Cumulative Effect of Accounting Changes*   $  5,732   $  5,678   $ 10,382   $ 11,859   $  6,356   $  8,789   $  8,139
     Add: Interest Expense                           772        704      1,430      1,605      1,550      1,418      1,513
          Dividends on Preferred Securities           52         51        118        114         98         68          6
          1/3 Rental Expense                         129        112        236        228        202        188        152
                                                ---------- ---------- ---------- ---------- ---------- ---------- ----------

        Adjusted Earnings                       $  6,685   $  6,545   $ 12,166   $ 13,806   $  8,206   $ 10,463   $  9,810
                                                ========== ========== ========== ========== ========== ========== ==========

Total Interest Charges                          $    814   $    746   $  1,511   $  1,691   $  1,700   $  1,589   $  1,533
Dividends on Preferred Securities                     52         51        118        114         98         68          6
1/3 Rental Expense                                   129        112        236        228        202        188        152
                                                ---------- ---------- ---------- ---------- ---------- ---------- ----------

     Adjusted Fixed Charges                     $    995   $    909   $  1,865   $  2,033   $  2,000   $  1,845   $  1,691
                                                ========== ========== ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges                  6.72       7.20       6.52       6.79       4.10       5.67       5.80

*Undistributed earnings on investments accounted for under the equity method have been excluded.

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